Issuer Free Writing Prospectus, Dated June 27, 2011

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated June 23, 2011 and

Registration Statement No. 333-168107

400,000 Shares

Evolution Petroleum Corporation

8.5% Series A Cumulative Preferred Stock

June 27, 2011

This issuer free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and amends and supplements the preliminary prospectus supplement filed by Evolution Petroleum Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 23, 2011 and the Company’s Registration Statement (File No. 333-168107).

The Company is commencing, subject to market conditions, an underwritten public offering of up to 400,000 shares of 8.5% Series A Cumulative Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

On page S-27 in the table titled Selected Historical Consolidated Financial and Operating Data of our Preliminary Prospectus Supplement under the Cash Flow Data portion of the table, the financing activities for the year ended June 30, 2009 and the decrease in cash and cash equivalents for year ended June 30, 2009 were incorrectly stated. The correct amounts are stated as follows:

Year Ended
June 30, 2009
Financing Activities:
Purchase of treasury stock	(882,022)
Payments on notes payable	—
Proceeds from notes payable	—
Windfall tax benefit	—
Equity transactions	130
Other	3,823
Cash provided by (used in) financing activities	(878,069)
Increase (decrease) in cash and cash equivalents	$(7,380,516)

All other amounts in the Selected Historical Consolidated Financial and Operating Data table are correct.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY WRITTEN REQUEST TO EVOLUTION PETROLEUM CORPORATION, 2500 CITY WEST BLVD., SUITE 1300, HOUSTON, TEXAS 77042. ALTERNATIVELY, THE ISSUER, UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-212-542-5881.